                                                                   EXHIBIT 10(a)


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                            SHARE EXCHANGE AGREEMENT



                                 BY AND BETWEEN


                    BULLET ENVIRONMENTAL TECHNOLOGIES, INC.

                                      AND

              DOUGLAS TOTH, WILLIAM E. SCHLOTH, NICHOLAS THOMPSON
                              AND MFC BANCORP LTD

                                      AND

                       SOMERSET FINANCIAL PARTNERS, INC.





                         DATED AS OF  NOVEMBER 15, 1999



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                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
SECTION 1  PURCHASE AND SALE OF STOCK.......................................................................1
         1.1     Purchase and Sale of Stock.................................................................1
         1.2     Consideration; Share Exchange..............................................................1
         1.3     Closing....................................................................................2

SECTION 2  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
                 AND SOMERSET...............................................................................2
         2.1     Organization and Good Standing.............................................................2
         2.2     Authority and Validity.....................................................................2
         2.3     Title to Somerset Stock....................................................................3
         2.4     Capitalization of Somerset.................................................................3
         2.5     Somerset Subsidiaries......................................................................3
         2.6     Noncontravention...........................................................................4
         2.7     Actions and Proceedings....................................................................4
         2.8     Compliance.................................................................................4
         2.9     Filings, Consents and Approvals............................................................5
         2.10    [Intentionally Deleted]....................................................................5
         2.11    Financial Representations..................................................................6
         2.12    Accounts...................................................................................6
         2.13    Absence of Undisclosed Liabilities.........................................................6
         2.14    Tax Matters................................................................................7
         2.15    Absence of Changes.........................................................................7
         2.16    Personal Property..........................................................................9
         2.17    Related Entities...........................................................................9
         2.18    Insurance..................................................................................9
         2.19    Labor and Employment Matters...............................................................9
         2.20    Benefit Plans and Arrangements............................................................10
         2.21    Intellectual Property.....................................................................10
         2.22    Real Property.............................................................................11
         2.23    Material Contracts and Transactions.......................................................11
         2.24    Nondistributive Intent....................................................................12
         2.25    Access to Information.....................................................................12
         2.26    Residence of Stockholders.................................................................12
         2.27    No Brokers................................................................................12
         2.28    Completeness of Disclosure................................................................12

SECTION 3  REPRESENTATIONS AND WARRANTIES OF BLLE..........................................................13
         3.1     Organization and Good Standing............................................................13
         3.2     Authority and Validity....................................................................13
         3.3     Capitalization of BLLE....................................................................13



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
         3.4     Noncontravention..........................................................................14
         3.5     Actions and Proceedings...................................................................14
         3.6     Filings, Consents and Approvals...........................................................14
         3.7     Holding Company...........................................................................14
         3.8     Financial Statements......................................................................14
         3.9     No Brokers................................................................................15
         3.9     Completeness of Disclosure................................................................15

SECTION 4   CLOSING CONDITIONS.............................................................................15
         4.1     Conditions Precedent to Closing by BLLE...................................................15
         4.2     Conditions Precedent to Closing by the Stockholders.......................................18

SECTION 5  ADDITIONAL COVENANTS OF THE PARTIES.............................................................20
         5.1     Working Capital...........................................................................20
         5.2     Additional Financing......................................................................20
         5.3     Assumption of Lease Obligation; Leasehold Improvement Loan................................20
         5.4     Transfer and Release of Subsidiary Interest...............................................20
         5.5     Registration of BLLE Stock................................................................21
         5.6     Access and Investigation..................................................................21
         5.7     Confidentiality...........................................................................22
         5.8     Public Announcements......................................................................22
         5.9     Notification..............................................................................22
         5.10    Conduct of Somerset Prior to Closing......................................................22
         5.11    Non-Competition...........................................................................23
         5.12    Employment Agreements.....................................................................24
         5.13    Classified Board of Directors; Composition of Board.......................................24
         5.14    Closing Date Resolutions..................................................................24
         5.15    Annual Meeting............................................................................25
         5.16    Steering Committee........................................................................25

SECTION 6  TERMINATION.....................................................................................25
         6.1     Termination...............................................................................25
         6.2     Effect of Termination.....................................................................26

SECTION 7  INDEMNIFICATION; REMEDIES; SURVIVAL.............................................................26
         7.1     Certain Definitions.......................................................................26
         7.2     Agreement of the Stockholders and Somerset to Indemnify BLLE..............................26
         7.3     Agreement of BLLE to Indemnify the Stockholders...........................................27
         7.4     Procedures for Indemnification............................................................27
         7.5     Defense of Third Party Claims.............................................................28
         7.6     Settlement of Third Party Claims..........................................................28
         7.7     Limitations of Liability..................................................................29
         7.9     Survival of Representations and Warranties................................................29

SECTION 8  MISCELLANEOUS PROVISIONS........................................................................29
         8.1     Appointment of Stockholders Representative................................................29
         8.2     Effectiveness of Representations..........................................................29




                                       ii


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
         8.3     Acknowledgment of Placement Agent and Deposit Agent.......................................29
         8.4     Further Assurances........................................................................30
         8.5     Amendment.................................................................................30
         8.6     Expenses..................................................................................30
         8.7     Entire Agreement..........................................................................30
         8.8     Severability..............................................................................30
         8.9     Notices...................................................................................30
         8.10    Headings..................................................................................32
         8.11    Benefits..................................................................................32
         8.12    Assignment................................................................................32
         8.13    Governing Law.............................................................................32
         8.14    Arbitration...............................................................................32
         8.15    Construction..............................................................................33
         8.16    Counterparts..............................................................................33
         8.17    Fax Execution.............................................................................33
         8.18    Schedules and Exhibits....................................................................33

DISCLOSURE SCHEDULES
         Disclosure Schedule 1.2       Somerset Stock Ownership
         Disclosure Schedule 2.4       Capitalization of Somerset
         Disclosure Schedule 2.5       Somerset Subsidiaries and Restrictions
         Disclosure Schedule 2.7       Actions and Proceedings
         Disclosure Schedule 2.8       Compliance
         Disclosure Schedule 2.9       Filings, Consents, and Approvals
         Disclosure Schedule 2.11      Somerset Financial Statements
         Disclosure Schedule 2.12      Bank Accounts
         Disclosure Schedule 2.13      Undisclosed Liabilities
         Disclosure Schedule 2.15      Absence of Changes and Events
         Disclosure Schedule 2.16      Personal Property
         Disclosure Schedule 2.17      Related Entities
         Disclosure Schedule 2.18      Insurance
         Disclosure Schedule 2.19      Labor and Employment
         Disclosure Schedule 2.20      Benefit Plans
         Disclosure Schedule 2.21      Intellectual Property
         Disclosure Schedule 2.22      Real Property
         Disclosure Schedule 2.23      Material Contracts and Transactions
         Disclosure Schedule 2.26      Residences of Stockholders

EXHIBITS
                 Exhibit A         Employment Agreement - Form
                 Exhibit B         Stock Restriction Agreement
                 Exhibit C         Opinion of Counsel for Somerset
                 Exhibit D         Opinion of Counsel for BLLE
                 Exhibit E         Registration Rights Agreement

                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into on November 15, 1999, by: Bullet Environmental Technologies, Inc., a Delaware corporation ("BLLE"); Somerset Financial Partners, Inc., a Connecticut corporation ("Somerset"); and, Douglas Toth, a resident of New Jersey, William
E. Schloth, a resident of Connecticut, Nicholas Thompson, a resident of New Jersey and, MFC Bancorp Ltd., a corporation organized under the laws of the Yukon, Canada ("MFC"), (individually referred to herein as a "Stockholder" and collectively as the "Stockholders"), being the holders of all the issued and outstanding capital stock of Somerset.

                                  BACKGROUND:

         The Stockholders own all of the issued and outstanding shares of Somerset common stock ("Somerset Stock").

         BLLE is a shell corporation with no active business that desires to acquire all of the issued and outstanding Somerset Stock.

         The Stockholders have agreed to sell to BLLE, and BLLE has agreed to purchase, the Somerset Stock from the Stockholders in exchange for shares of BLLE common stock, pursuant to the terms and conditions set forth in this Agreement.

         Somerset joins in the execution of this Agreement in consideration of the anticipated benefit to be provided by its affiliation with BLLE.

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                              STATEMENT OF TERMS:

                                   SECTION 1
                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE OF STOCK. The Stockholders agree to sell to BLLE, and BLLE agrees to purchase from the Stockholders, all of the Stockholders' right, title and interest in the Somerset Stock, representing 100% of the issued and outstanding stock of Somerset, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

         1.2     CONSIDERATION; SHARE EXCHANGE.  At the Closing (as defined in
Section 1.3 below), upon surrender of the certificates evidencing the Somerset Stock duly endorsed for transfer to BLLE, BLLE will cause 500,000 shares of the common voting stock, par value $0.0001 of BLLE (the "BLLE Stock") to be issued to the Stockholders, in full satisfaction of any right or interest which each Stockholder held in the Somerset Stock. The BLLE Stock will be issued to the Stockholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the Somerset Stock, as detailed on Disclosure Schedule 1.2. As a result of the exchange of the Somerset Stock in exchange for the BLLE Stock, Somerset will become a wholly-owned subsidiary of BLLE.

         1.3 CLOSING. The parties to this Agreement will hold a closing (the "Closing") for the purpose of executing all of the documents contemplated by this Agreement (collectively, the "Transaction Documents") and otherwise effecting the transactions contemplated by this Agreement, at 12:00 pm on December 16, 1999, or such other date and time mutually agreed upon by the parties. The Closing will be held at the offices of Powell, Goldstein, Frazer & Murphy LLP, located at 1001 Pennsylvania Avenue, N.W., Sixth Floor South, Washington, D.C. 20004, or at such other place as BLLE and the Stockholders may reasonably agree. The date on which the Closing actually occurs is referred to as the "Closing Date."


                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES
                        OF THE STOCKHOLDERS AND SOMERSET

         The Stockholders and Somerset individually, jointly and severally represent and warrant to BLLE, and acknowledge and agree that BLLE is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of BLLE:

         2.1 ORGANIZATION AND GOOD STANDING. Each of Somerset and its Subsidiaries (as defined below) is an entity duly organized, validly existing and in good standing under the laws of Connecticut and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Each of Somerset and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Somerset and its Subsidiaries taken as a whole. As used in this Agreement, the term "Subsidiaries" means, with respect to any person or other entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such person, corporation or other entity, or by any one or more of its Subsidiaries, or by such person, corporation or other entity, and one or more of its Subsidiaries.

         2.2 AUTHORITY AND VALIDITY. Somerset has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents (as defined in Section 1.3) to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by Somerset and the consummation by Somerset of the transactions contemplated thereby, have been duly authorized by the board of directors of Somerset and the Stockholders and no other corporate proceedings on the part of






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


Somerset are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by the Stockholders and Somerset as contemplated by this Agreement will be, duly executed and delivered by the Stockholders and Somerset and this Agreement is, and the other Transaction Documents when executed and delivered by the Stockholders and Somerset as contemplated hereby will be, the valid and binding obligation of the Stockholders and Somerset enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         2.3 TITLE TO SOMERSET STOCK. The Stockholders have full right, power and authority to sell, transfer and deliver the Somerset Stock, and upon delivery of the certificates therefor as contemplated in this Agreement, the Stockholders will transfer to BLLE valid and marketable title to the Somerset Stock, including all voting and other rights to the Somerset Stock, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances.

         2.4 CAPITALIZATION OF SOMERSET. The entire authorized capital stock and other equity securities of Somerset consists of 20,000 shares of common stock, no par value, all of which are issued and outstanding to the Stockholders as listed on Disclosure Schedule 2.4. Other than as listed in Disclosure Schedule 2.4, there are no agreements purporting to restrict the transfer of the Somerset Stock, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Somerset Stock. The Somerset Stock held by the Stockholders is duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations. There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of Somerset, or any securities convertible into or exchangeable for capital stock of Somerset or other securities of Somerset, from or by Somerset. There are no stock appreciation rights, phantom stock, or similar rights in existence with respect to Somerset.

         2.5     SOMERSET SUBSIDIARIES.  Somerset has three Subsidiaries:
Somerset Financial Group, Inc. ("Somerset Financial"), Somerset Capital, LLC., and Somerset Investment Management, LLC. ("Somerset Investment"). All of the shares of capital stock or membership interests of each Subsidiary of Somerset are owned directly by Somerset free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions or limitations of any kind, and such shares are duly authorized, validly issued, were not issued in violation of any preemptive rights, are fully paid and nonassessable, and were issued in full compliance with all federal, state, provincial and local laws, rules and regulations. Except as set forth on Disclosure Schedule 2.5, there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating any Subsidiary to issue any additional shares of the capital stock of any Subsidiary of Somerset or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from any Subsidiary any shares of its capital stock. Somerset and the Subsidiaries do not own, directly or indirectly, any capital stock or other equity securities of any corporation other than the Subsidiaries set forth in Disclosure Schedule 2.5 or have any direct or indirect equity or ownership interest in any other business.

         2.6 NONCONTRAVENTION. Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

                 (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Somerset or its Subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Somerset or its Subsidiaries, or their respective properties or assets;

                 (2) Violate any provision of the articles or certificate of incorporation or by-laws of Somerset or its Subsidiaries; or

                 (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Somerset or its Subsidiaries or any of their respective properties or assets.

         2.7 ACTIONS AND PROCEEDINGS. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the Stockholders' and Somerset's knowledge, threatened against the Stockholders, Somerset or any of its Subsidiaries, or which involves any of the business, or the properties or assets of Somerset or its Subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Somerset or its Subsidiaries taken as a whole ("Material Adverse Effect"). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a
Material Adverse Effect.   Disclosure Schedule 2.7 lists all pending legal
claims or proceedings, whether or not such claim or proceeding would result in a Material Adverse Effect if decided against Somerset or its Subsidiaries.

         2.8     COMPLIANCE.

                 (a) Somerset and its Subsidiaries are in compliance with, are not in default or violation in any material respect under, and have not been charged with or received any notice at any time of any material violation by it of, any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Somerset or its Subsidiaries. Somerset Financial is registered with the National Association of Securities Dealers, Inc. ("NASD") as a registered broker/dealer and such registration is current in all respects. Somerset Investment's application to be registered as an investment advisor in the State of Connecticut is pending. Except as set forth on Disclosure Schedule 2.8, neither Somerset, its Subsidiaries, nor any of their respective employees, officers, members or directors (including the Stockholders) is the subject of any disciplinary proceedings before, or under investigation by, the NASD, the Securities and Exchange Commission ("SEC"), any securities exchanges or markets, any state securities division or other regulatory bodies. Except as disclosed on Disclosure Schedule 2.8, neither Somerset nor any of its Subsidiaries have received, since their inception to the date hereof, any written complaints or requests for refunds of commissions or other amounts paid. Annexed hereto as Disclosure Schedule 2.8 is a true and complete list of the Forms U-4 for all registered representatives and principals of Somerset or its Subsidiaries; all Forms BD and amendments thereto filed with the SEC by Somerset or its Subsidiaries; and Form ADV filed in order for Somerset Investment to become a registered investment advisor. Somerset has provided a BLLE with a true and complete copy of each of the forms listed on Disclosure Schedule 2.8. All such filings were, to the best knowledge of Somerset and the Stockholders, true and accurate in all material respects when filed and no further amendment thereof is currently required.

                 (b) Neither Somerset nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to their respective business and operations that would have a Material Adverse Effect.

                 (c) Somerset and its Subsidiaries have duly filed all reports and returns required to be filed by it with governmental authorities and have obtained all governmental permits and licenses and other governmental consents, except as may be required after the execution of this Agreement. All of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of Somerset and the Stockholders, threatened, and none of them will be adversely affected by the consummation of the transactions contemplated hereby.

                 (d) Somerset and its Subsidiaries have operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business, including, without limitation, those applicable to Somerset and its Subsidiaries under the Occupational Safety and Health Act of 1970, as amended, or any equivalent state law. Neither Somerset nor any of its Subsidiaries has received any notice of any violation thereof, nor are Somerset or the Stockholders aware of any valid basis therefor.

         2.9 FILINGS, CONSENTS AND APPROVALS. Except as listed on Disclosure Schedule 2.9, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Somerset of the transactions contemplated by this Agreement or to enable Somerset and its Subsidiaries to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

         2.10     [Intentionally Deleted.]







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
         2.11 FINANCIAL REPRESENTATIONS. Attached to this Agreement as Disclosure Schedule 2.11 are true, correct, and complete copies of (i) an unaudited consolidated balance sheet for Somerset dated as of December 31, 1998, together with related statements of income, cash flows, and changes in shareholder's equity for the fiscal year then ended, (ii) an unaudited consolidated balance sheet of Somerset dated as of August 31, 1999, together with related consolidated st atements of income, cash flows, and changes in shareholder's equity, (iii) an audited balance sheet for Somerset Financial dated as of December 31, 1998, together with related statements of income, cash flows, and changes in shareholder's equity for the fiscal year then ended, and
(iv) an unaudited balance sheet of Somerset Financial dated as of August 31, 1999, together with related statements of income, cash flows, and changes in shareholder's equity (collectively, the "Somerset Financial Statements"). The Somerset Financial Statements (a) are in accordance with the books and records of Somerset and (b) present fairly the financial condition of Somerset as of the respective dates indicated and the results of operations for such periods. Somerset has not received any advice or notification from its independent certified public accountants that Somerset or any of its Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Somerset Financial Statements or the books and records of Somerset, its Subsidiaries, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Somerset accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of Somerset. Somerset has not engaged in any transaction, maintained any bank account, or used any funds of Somerset, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Somerset.

         2.12    ACCOUNTS.  Disclosure Schedule 2.12 sets forth and describes
(a) all bank accounts owned or maintained by Somerset or any of its Subsidiaries and all authorized signatories with respect thereto, and (b) all safety deposit boxes maintained by Somerset or any of its Subsidiaries and all persons who have access thereto.

         2.13 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Disclosure Schedule 2.13, Somerset and its Subsidiaries have no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

                 (a) are not set forth in the Financial Statements or have not heretofore been paid or discharged;

                 (b) did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed (or are not required to be disclosed in accordance with GAAP); or

                 (c) have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Financial Statements.

         For purposes of this Agreement, the term "liabilities" includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         2.14 TAX MATTERS. "Tax" or "Taxes" means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including, recapture, gross receipts, profits, sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to Somerset and any of its Subsidiaries, together with any interest, fines, penalties and additions to tax imposed with respect thereto.

                 (a) As of the date hereof, (i) Somerset and its Subsidiaries have timely filed all Tax returns which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and (ii) all such returns are true and correct in all material respects.

                 (b) Somerset and its Subsidiaries have paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheet for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect.

                 (c) Neither Somerset nor any of its Subsidiaries are presently under, nor have they received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

                 (d) All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

                 (e) Neither Somerset nor any of its Subsidiaries are a party to any tax-sharing agreements or similar contracts or arrangements.

         2.15    ABSENCE OF CHANGES.  Except as set forth in Disclosure
Schedule 2.15, since December 31, 1998, neither Somerset nor its Subsidiaries have:

                 (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

                 (b) sold, encumbered, assigned or transferred any fixed assets or properties which would have been included in the assets of Somerset or its Subsidiaries if the closing had been held on December 31, 1998 or on any date since then, except for ordinary course of business transactions consistent with past practice;

                 (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the assets or properties of Somerset or its Subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                 (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                 (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

                 (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects;

                 (g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

                 (h) received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

                 (i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000.00, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                 (j) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                 (k) changed any of the accounting principles followed or the methods of applying such principles;

                 (l) entered into any transaction other than in the ordinary course of business consistent with past practice; or

                 (m) agreed, whether in writing or orally, to do any of the foregoing.

         2.16 PERSONAL PROPERTY. Disclosure Schedule 2.16 contains a list of all material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Somerset or its Subsidiaries. Except as disclosed on Disclosure Schedule 2.16, Somerset and its Subsidiaries possess all property and items necessary for the continued operation of the business of Somerset or its Subsidiaries as presently conducted. All of such items are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which the such item is presently used.

         2.17 RELATED ENTITIES. Except as set forth on Disclosure Schedule 2.17, neither Somerset, its Subsidiaries, nor any Stockholder, director, officer or employee of Somerset or its Subsidiaries, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding,
business arrangement or relationship with Somerset.   Disclosure Schedule 2.17
provides a description of each such related entity and the interest held therein.

         2.18 INSURANCE. The assets, properties and operations of Somerset and its Subsidiaries are insured under various policies of general liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Somerset or its Subsidiaries or event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. Disclosure Schedule 2.18 contains a list of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of Somerset and its Subsidiaries, a true and complete copy of which have been provided by Somerset to BLLE.

         2.19    LABOR AND EMPLOYMENT MATTERS.

                 (a) No employee of Somerset or its Subsidiaries is covered by any collective bargaining agreement.

                 (b) Somerset and its Subsidiaries have complied, and are currently in compliance, in all material respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes.

                 (c) With respect to the business, neither Somerset nor its Subsidiaries are liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. All officers, employees, and agents of Somerset and its Subsidiaries are employees at-will, and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments.

                 (d) Disclosure Schedule 2.19 contains a complete and accurate list of the following information for each employee, consultant, member or director of Somerset or its Subsidiaries that receives annual compensation is excess of Twenty Thousand Dollars ($20,000.00), including each employee on leave of absence or layoff status: employer; name; job title; hire date; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Benefit Plans (as defined in Section 2.20 of this Agreement).

         2.20 BENEFIT PLANS AND ARRANGEMENTS. Disclosure Schedule 2.20 contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all other deferred compensation or fringe benefit plans, arrangements or practices of Somerset and its Subsidiaries, including without limitation, severance pay, stock options and similar plans or arrangements and other benefit obligations of Somerset and its Subsidiaries, whether oral or written, to any of its employees (the "Benefit Plans"). A true and complete copy of each Benefit Plan has been provided to BLLE. The Benefit Plans are the only Benefit Plans maintained by or contributed to by Somerset and its Subsidiaries for the benefit of its Stockholders, officers, directors, employees or former employees which are related to the assets of Somerset, its Subsidiaries, or the business of Somerset and its Subsidiaries. Each such Benefit Plan, which is subject to ERISA and the Tax Reform Act of 1986, as amended (the "Code"), is and always has been in substantial compliance with the provisions of ERISA and the Code, and they, and all other such plans are in compliance with all other laws applicable thereto. Somerset and its Subsidiaries maintain no plan or program that provides post-retirement medical or death benefits or other post-retirement health or welfare benefits. Neither Somerset nor its Subsidiaries has ever contributed to nor been obligated to contribute to any multiemployer plan as defined in Section 4001(a)(3) of ERISA. The consummation of the transactions contemplated by this Agreement will not accelerate or increase any liability, or accelerate or increase any right or benefit to which employees may be entitled to, under any of the Benefit Plans. Each of the Benefit Plans may be terminated without resulting in any liability to Somerset or its Subsidiaries. Except as specifically disclosed in Disclosure Schedule 2.20, there are no actions, audits, investigations, suits or claims pending, or threatened against Somerset, its Subsidiaries, or any of the Benefit Plans and they have no liabilities with respect to any of the Benefit Plans.

         2.21 INTELLECTUAL PROPERTY. Listed on Disclosure Schedule 2.21 are all intellectual property assets used by Somerset and its Subsidiaries in the operation of its business, including trade names, patents, service marks, copyrights, and any applications for any of the foregoing (the "Intellectual Property Assets"). The Intellectual Property Assets include all those necessary for the operation of the business of Somerset and its Subsidiaries as they are currently conducted. Unless stated otherwise on Disclosure Schedule 2.21, Somerset or its Subsidiaries are the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. Neither Somerset nor any of its Subsidiaries infringes upon or unlawfully or wrongfully use any trademarks, patents, copyrights or trade secrets owned or claimed by another. Disclosure
Schedule 2.21 lists all confidentiality or non-disclosure agreements to which Somerset, its Subsidiaries or any of their employees is a party. No employee, director, officer or Stockholder of Somerset or its Subsidiaries owns, directly or indirectly, in whole or in part, any Intellectual Property Asset used by Somerset or the Subsidiaries.

         2.22    REAL PROPERTY.

                 (a) Neither Somerset nor its Subsidiaries own any real property.

                 (b) Disclosure Schedule 2.22 contains a true and correct list of each parcel of real property leased by Somerset and its Subsidiaries, detailing the expiration date of each lease, and the monthly rent payable thereunder. All of the leases detailed in Disclosure Schedule 2.22 are in full force and effect, and no event has occurred which with the passing of time, the giving of notice, or both, would constitute a default under any of the leases.

                 (c) Neither Somerset nor its Subsidiaries has received written notice of any pending or threatened eviction proceedings, condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the leased real property. There are no material past due ad valorem or other real estate taxes, assessments, or other charges affecting the leased real property.

         2.23 MATERIAL CONTRACTS AND TRANSACTIONS. Disclosure Schedule 2.23 contains a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Somerset or its Subsidiaries is a party (collectively, the "Contracts").

         (a) Except as listed on Disclosure Schedule 2.23, neither Somerset nor its Subsidiaries is a party to any written or oral:

                 (1) contract for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services;

                 (2) agreement regarding sales agency, distributorship, or the payment of commissions;

                 (3) agreement for the employment or consultancy of any person or entity;

                 (4) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

                 (5) agreement, contract, or commitment for any charitable or political contribution;

                 (6) agreement, contract, or commitment limiting or restraining Somerset or its Subsidiaries, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor is any employee of Somerset or its Subsidiaries subject to any such agreement, contract, or commitment;

                 (7) material agreement, contract, or commitment not made in the ordinary course of business;

                 (8) agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;
                 (9) agreement, contract or understanding containing a "change in control," "potential change in control" or similar provision; or

                 (10)     power of attorney or similar authority to act.

         (b) Each Contract is in full force and effect, and there exists no material breach or violation of or default by Somerset or its Subsidiaries under any Contract nor by any other party to a Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Somerset, its Subsidiaries, nor by any other party to a Contract. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. Except as listed on Disclosure Schedule 2.23, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. A true, correct and complete copy (and if oral, a description of material terms) of each Contract, as amended to date, has been furnished to BLLE.

         2.24 NONDISTRIBUTIVE INTENT. The Stockholders are acquiring the BLLE Stock for their own account (and not for the account of others) for investment and not with a view to the distribution therefor. The Stockholders will not sell or otherwise dispose of such BLLE Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect.

         2.25 ACCESS TO INFORMATION. The Stockholders and Somerset have had access to all documents and information about BLLE and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the BLLE Stock.

         2.26 RESIDENCE OF STOCKHOLDERS. Disclosure Schedule 2.26 lists the jurisdictions in which (i) Douglas Toth, Nicholas Thompson, and William E. Schloth (collectively, the "Individual Stockholders") reside, and (ii) MFC is incorporated and maintains its principle place of business.

         2.27 NO BROKERS. Neither the Stockholders nor Somerset has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement for which BLLE would be responsible.

         2.28 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Stockholders or Somerset in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to BLLE pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.



                                   SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF BLLE

         BLLE hereby represents and warrants to the Stockholders, and acknowledges that the Stockholders are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of BLLE:

         3.1 ORGANIZATION AND GOOD STANDING. BLLE is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. BLLE has no Subsidiaries.

         3.2 AUTHORITY AND VALIDITY. BLLE has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by BLLE and the consummation by BLLE of the transactions contemplated thereby, have been duly authorized by the board of directors of BLLE and no other corporate proceedings on the part of BLLE are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by BLLE as contemplated by this Agreement will be, duly executed and delivered by BLLE and this Agreement is, and the other Transaction Documents when executed and delivered by BLLE as contemplated hereby will be, the valid and binding obligation of BLLE enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         3.3 CAPITALIZATION OF BLLE. The entire authorized capital stock and other equity securities of BLLE consists of 5,000,000 shares of preferred stock, par value $0.0001 per share and 30,000,000 shares of common stock, par value $0.0001 per share, of which 2,150,422 shares of common stock are issued and outstanding. BLLE is not aware of any agreements purporting to restrict the transfer of the BLLE Stock, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the BLLE Stock. There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of BLLE, or any securities convertible into or exchangeable for capital stock of BLLE or other securities of BLLE, from or by BLLE. There are no stock appreciation rights, phantom stock, or similar rights in existence with respect to BLLE.

         3.4 NONCONTRAVENTION. Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

                 (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of BLLE under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BLLE or its properties or assets;

                 (2) Violate any provision of the articles or certificate of incorporation or by-laws of BLLE; or

                 (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to BLLE or any of its properties or assets.

         3.5 ACTIONS AND PROCEEDINGS. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to BLLE's knowledge, threatened against BLLE, or which involves any of the business, or the properties or assets of BLLE that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of BLLE. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a material adverse effect.

         3.6 FILINGS, CONSENTS AND APPROVALS. Except for a Form 8-K to be filed after Closing pursuant to Rule 13 of the Securities Exchange Act of 1934, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by BLLE of the transactions contemplated by this Agreement.

         3.7 HOLDING COMPANY. BLLE is a holding company and does not own any significant or material assets or engage in any business. Other than this Agreement and the Transaction Documents, BLLE is not a party to any contracts and has no material liabilities of any kind.

         3.8     FINANCIAL STATEMENTS.  True, correct, and complete copies of
(i) an audited balance sheet for BLLE (formerly known as Anglo-Sierra Resources Corp.) dated as of February 28, 1999, together with related statements of income, cash flows, and changes in shareholder's equity for the fiscal year then ended and (ii) an unaudited balance sheet of BLLE dated as of May 31, 1999, together with related statements of income, cash flows, and changes in shareholder's equity for that period were attached to, and made part of, the Form 10-SB electronically filed with the SEC by BLLE on July 20, 1999 (collectively, the "10-SB Statements"). An unaudited balance sheet for BLLE dated as of August 31, 1999, together with related statements of income, cash flows, and changes in shareholder's equity for the fiscal year then ended were attached to, and made part of, the Form 10-QSB electronically filed with the SEC by BLLE on November 3, 1999 (collectively, together with the 10-SB Statements, the "BLLE Financial Statements"). The BLLE Financial Statements (a) are in accordance with the books and records of BLLE and (b) present fairly the financial condition of BLLE as of the respective dates indicated and the results of operations for such periods. BLLE has not received any advice or notification from its independent chartered accountants that BLLE has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the BLLE Financial Statements or the books and records of BLLE, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of BLLE accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of BLLE. BLLE has not engaged in any transaction, maintained any bank account, or used any funds of BLLE, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of BLLE.

         3.9 NO BROKERS. BLLE has not incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement for which Somerset or the Stockholders would be responsible.

         3.10 COMPLETENESS OF DISCLOSURE. No representation or warranty by BLLE in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Stockholders pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.


                                   SECTION 4
                               CLOSING CONDITIONS

         4.1 CONDITIONS PRECEDENT TO CLOSING BY BLLE. BLLE's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to BLLE, unless any such condition is waived by BLLE at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

                 (a) Representations and Warranties. The representations and warranties of the Stockholders and Somerset set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date. The representations and warranties of the Stockholders and Somerset in this Agreement, subject to any supplement to the Disclosure Schedules made pursuant to Section 5.7 of this Agreement, will be true, correct and complete in all material respects as of the date hereof and as of the

Closing Date, as though made on and as of such dates and the Stockholders and Somerset will each have delivered to BLLE a certificate dated as of the Closing Date, to the effect that the representations and warranties made by the Stockholders and Somerset in this Agreement are true and correct, or if they are not true and correct, including a description of the extent to which they are no longer true and correct.

                 (b) Supplement to Disclosure Schedules. Any additional disclosures made in the supplemental Disclosure Schedules of the Stockholders and Somerset made pursuant to Section 5.7 of this Agreement will be acceptable to BLLE in its sole discretion.

                 (c) Performance. All of the covenants and obligations that the Stockholders and Somerset are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. The Stockholders and Somerset must have delivered each of the documents required to be delivered by it pursuant to this Agreement and any other documents reasonably requested by the Stockholders or Somerset and all such documents are satisfactory to BLLE.

                 (d)      [Intentionally Omitted].

                 (e) Secretary's Certificate - Somerset. BLLE will have received: (i) a certificate of the Secretary or Assistant Secretary of Somerset attaching (a) a copy of Somerset's certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Connecticut, (b) a true and correct copy of Somerset's bylaws, as amended and
(c) true and correct copies of resolutions of Somerset's board of directors and stockholders authorizing this Agreement and the transactions contemplated herein; and (ii) a certificate of the Secretary or Assistant Secretary of Somerset as to the incumbency and signatures of the officers of Somerset executing this Agreement and the Transaction Documents executed by Somerset on the Closing Date as contemplated by this Agreement.

                 (f) Secretary's Certificate - MFC. BLLE will have received: (i) a certificate of the Secretary or Assistant Secretary of MFC attaching true and correct copies of resolutions of MFC's board of directors authorizing this Agreement and the transactions contemplated herein; and (ii) a certificate of the Secretary or Assistant Secretary of MFC as to the incumbency and signatures of the officers of MFC executing this Agreement and the Transaction Documents executed by MFC on the Closing Date as contemplated by this Agreement.

                 (g) Transfer of Certificates; Release of Liens. BLLE will have received the certificates representing the issued and outstanding Somerset Stock, duly endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto or appropriate instructions or agreements from the Stockholders to allow the shares of Somerset Stock to be legally and beneficially transferred into the name of BLLE. BLLE will receive evidence to its satisfaction that any liens or encumbrances on the Somerset Stock have been released as of the Closing Date.

                 (h) Financing. BLLE will have received evidence from BLLE's deposit agent for the Financing (as defined in Section 5.2) that (i) it is holding signed subscription agreements from offerees for at least 1,000,000 "Units" (as defined in Section 5.2) and at least $5,000,000 in readily available funds from such offerees, less any commissions, fees, and other costs incurred by BLLE in connection with the Financing, (ii) any applicable periods for the offerees' voluntary withdrawal from the Financing have expired, and
(iii) there are appropriate instructions in effect so that, immediately after the Closing Date, BLLE will receive net proceeds from the Financing of at least $5,000,000, less all costs and expenses incurred by BLLE in connection with the Financing, including attorneys' fees, deposit agent fees and placement fees.

                 (i) Regulatory and Third-Party Consents. Somerset and its Subsidiaries will have obtained prior written approval of the transfer of ownership and the other transactions contemplated by this Agreement from all applicable regulatory and/or compliance agencies or parties, including but not limited to the NASD and all other third-party consents and approvals required for Somerset or its Subsidiaries to consummate the transactions contemplated by this Agreement.

                 (j) No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement as reasonably determined by BLLE; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) adversely affect the right of BLLE to own, operate or control the business or assets of Somerset.

                 (k) No Material Adverse Change. No material adverse change in the business, operations, properties, prospects, assets, or condition of Somerset or its Subsidiaries will have taken place since the date of the Somerset Financial Statements, and no event will have occurred or circumstance arise that may result in such a material adverse change.

                 (l) Employment Agreement. BLLE, Somerset, or one of Somerset's Subsidiaries will have entered into an employment agreement with each of Douglas Toth, Nicholas Thompson, William E. Schloth, and Harry Bloch, in substantially the form of Exhibit A attached to this Agreement (the "Employment Agreement") and otherwise on terms agreeable to BLLE.

                 (m) Stock Restriction Agreement. Each of the Individual Stockholders and BLLE will have executed the Stock Restriction Agreement in substantially the form of Exhibit B attached to this Agreement.

                 (n) Opinion of Counsel. Somerset will furnish BLLE with an opinion of counsel, including local counsel as appropriate, dated as of the Closing Date, providing in substance the opinions contained in the legal opinion form attached to this Agreement as Exhibit C.

                 (o) Post Closing Directors and Resolutions. The Post-Closing Directors (as defined in Section 5.13) will have been identified and/or approved by the relevant parties and duly appointed to BLLE's Board of Directors as described in Section 5.13. The Post-Closing Directors of BLLE will execute the Closing Date Resolutions (as defined in Section 5.14).

                 (p) Due Diligence Review. BLLE will be satisfied in all respects with its due diligence investigation of Somerset and its Subsidiaries.

                 (q) Termination of Somerset Shareholders' Agreement; Shareholder Loans. BLLE will have received documentation to its satisfaction evidencing (i) the termination of the Amended and Restated Shareholders Agreement ("Shareholders Agreement") executed by the Stockholders and Somerset on December 31, 1998, and (ii) that the loans from the Stockholders to Somerset pursuant to the Shareholders Agreement have been converted to capital of Somerset in a manner reasonably satisfactory to BLLE, provided that BLLE agrees that $25,000 of the loan from William Schloth to Somerset is to survive Closing.

         4.2 CONDITIONS PRECEDENT TO CLOSING BY THE STOCKHOLDERS. The Stockholders' obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to the Stockholders, unless such condition is waived by the Stockholders at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

                 (a) Representations and Warranties. The representations and warranties of BLLE set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date. The representations and warranties of BLLE in this Agreement, subject to any supplement to the Disclosure Schedules made pursuant to Section
5.7 of this Agreement, will be true, correct and complete in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such dates and BLLE will have delivered to the Stockholders a certificate dated the Closing Date, to the effect that the representations and warranties made by BLLE in this Agreement are true and correct, or if they are not true and correct, including a description of the extent to which they are no longer true and correct.

                 (b) Supplement to Disclosure Schedules. Any additional disclosures made in the supplemental Disclosure Schedules of BLLE made pursuant to Section 5.7 of this Agreement will be acceptable to the Stockholders in their sole discretion.

                 (c) Performance. All of the covenants and obligations that BLLE is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. BLLE must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

                 (d) Secretary's Certificate. The Stockholders will have received (i) a certificate of the Secretary or Assistant Secretary of BLLE attaching (a) a copy of BLLE's certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware,
(b) a true and correct copy of BLLE's bylaws, as amended and (c) true and correct copies of resolutions of BLLE's board of directors authorizing this Agreement and the transactions contemplated herein; and (ii) a certificate of the Secretary or Assistant Secretary of BLLE as to the incumbency and signatures of the officers of BLLE executing this Agreement and any other Transaction Documents executed by BLLE on the Closing Date as contemplated by this Agreement.

                 (e) Certificates for BLLE Stock. The Stockholders will have received the certificates representing the BLLE Stock, duly executed (or accompanied by duly executed stock powers) or evidence that BLLE has given written instructions to BLLE's transfer agent for the delivery of the certificates to the Stockholders.

                 (f) Financing. The Stockholders will have received evidence from BLLE's deposit agent for the Financing (as defined in Section 5.2) that (i) it is holding signed subscription agreements from offerees for at least 1,000,000 "Units," (as defined in Section 5.2) and at least $5,000,000 in readily available funds from such offerees, less all costs and expenses incurred in connection with the Financing, (ii) any applicable periods for the offerees' voluntary withdrawal from the Financing have expired, and (iii) there are appropriate instructions in effect so that, immediately after the Closing Date, BLLE will receive net proceeds from the Financing of at least $5,000,000, less all costs and expenses incurred by BLLE in connection with the Financing, including attorneys' fees, deposit agent fees and placement fees.

                 (g) No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement as reasonably determined by the Stockholders; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) adversely affect the right of BLLE to own, operate or control the business or assets of BLLE.

                 (h) Opinion of Counsel. BLLE will furnish the Stockholders with an opinion of its counsel, dated as of the Closing Date, in substantially the form of Exhibit D attached to this Agreement.

                 (i) Post Closing Directors and Resolutions. The Post-Closing Directors (as defined in Section 5.13) will have been identified and/or approved by the relevant parties and duly appointed to BLLE's Board of Directors as described in Section 5.13. The Post-Closing Directors of BLLE will execute the Closing Date Resolutions (as defined in Section 5.14).

                 (j) Registration Rights Agreement. The Stockholders and BLLE, will have executed the Registration Rights Agreement, to be effective as of the Closing Date, in substantially the form attached as Exhibit E to this agreement.

                 (k) Reporting Company. BLLE will have taken all actions necessary to become a company filing annual, quarterly, and periodic reports under the Securities and Exchange Act of 1934, as amended, and to maintain the reporting of trades in the common stock on the OTC Bulletin Board, a service maintained by the NASD, including the satisfaction of the requirements and conditions of NASD Marketplace Rule 6530.

                 (l) Due Diligence Review. The Stockholders will be reasonably satisfied in all respects with their due diligence investigation of BLLE.

                                   SECTION 5
                      ADDITIONAL COVENANTS OF THE PARTIES

         5.1 WORKING CAPITAL. The parties agree that prior to the Closing Date, Somerset may raise working capital, in the form of fully subordinated additional borrowings on terms reasonably acceptable to BLLE (collectively, "Working Capital Loan"), in an aggregate amount of up to Five Hundred Thousand Dollars ($500,000.00), including those amounts of working capital previously borrowed from MFC pursuant to the Prime Rate Subordinated Debentures dated June 16, 1999 and July 28, 1999. A majority of the Working Capital Loan proceeds will be contributed by Somerset as permanent additional paid in capital to Somerset's wholly owned broker-dealer Subsidiary, Somerset Financial, in a manner consistent with regulatory treatment of such contribution as regulatory capital. Upon the completion of Closing, the Working Capital Loan will be assumed by BLLE, and BLLE agrees that the Working Capital Loan will be
immediately payable after Closing in accordance with its terms.   Repayment of
the Working Capital Loan is anticipated to be made from proceeds of the Financing (defined in Section 5.2) or other sources, and in no event will BLLE look to Somerset Financial for repayment.

         5.2 ADDITIONAL FINANCING. BLLE has engaged MFC Merchant Bank S.A. in order to raise working capital, upon terms mutually agreeable to the parties (the "Financing"), for an amount no less than Five Million Dollars ($5,000,000.00), and no more than Ten Million Dollars ($10,000,000.00), less the reasonable costs and expenses incurred in obtaining such Financing, through the private placement of no less than 1,000,000 Units (as defined below) and no more than 2,000,000 Units, at Five Dollars ($5.00) per Unit, which Units are to be issued upon the completion of Closing. As used in this Agreement, unless otherwise agreed upon by the Stockholders and BLLE, a "Unit" means one share of BLLE Stock and one warrant for the purchase of one additional share of BLLE Stock for the price of Ten Dollars ($10.00) per share, which warrant must be exercised within one year.

         5.3 ASSUMPTION OF LEASE OBLIGATIONS; LEASEHOLD IMPROVEMENT LOAN. The parties agree that BLLE intends to assume, either by itself or through a subsidiary, subject to the consent of the applicable landlord or lender, the obligations of the Stockholders for (i) the commercial office lease for Somerset's office located in Princeton, New Jersey (the "Princeton Lease"), (ii) that certain loan for leasehold improvements ("Leasehold Loan") to Somerset's Princeton, New Jersey office with a remaining balance of approximately Eighty-Five Thousand Dollars ($85,000.00), and (iii) any other office leases of Somerset as determined by BLLE. To the extent that the lender does not allow for the assumption and release of the Stockholders' obligations under the Leasehold Loan, the Leasehold Loan will be repaid immediately after Closing.

         5.4 TRANSFER AND RELEASE OF SUBSIDIARY INTEREST. Although no operating agreement has been prepared for Somerset Investment, due to Connecticut law requiring that each limited liability company have at least two members, the ownership interests of Somerset Investment were stated on its 1998 federal income tax returns as follows: 96.75% owned by Somerset; 3.25% owned by William Schloth. Accordingly, William Schloth agrees to transfer his membership interest in Somerset Investment to BLLE or BLLE's designee at Closing or as soon as practicable thereafter, and to cooperate with BLLE to effect such transfer.

         5.5 REGISTRATION OF BLLE STOCK. As detailed in the Registration Rights Agreement, BLLE agrees to use its best efforts to file a registration statement for the BLLE Stock with the Securities and Exchange Commission within 180 days of Closing, and to diligently pursue the registration of the BLLE Stock and any other equity securities of BLLE as determined by BLLE's board of directors.

         5.6     ACCESS AND INVESTIGATION.

                 (a) Between the date of this Agreement and the Closing Date, the Stockholders and Somerset will, and will cause their respective representatives to, (i) afford BLLE and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by BLLE; (ii) furnish BLLE and its representatives with copies of all such contracts, books and records, and other existing documents and data as BLLE may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish BLLE and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. With the prior consent of Somerset, which consent will not be unreasonably withheld, BLLE and its respective representatives, may communicate in connection with their examination of Somerset with any person having business dealings with Somerset. All of such access, investigation and communication by BLLE and its representatives will be conducted after reasonable advance notice and in a manner designed not to interfere unduly with the normal business operations of the Stockholders or Somerset. Somerset will provide BLLE with complete copies of all material contracts and other relevant information on a timely basis in order to keep BLLE fully informed of the status of Somerset's business and operations.

                 (b) Between the date of this Agreement and the Closing Date, BLLE will, and will cause its respective representatives to, (i) afford the Stockholders and Somerset and their representatives access to its personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the Stockholders; (ii) furnish the Stockholders and Somerset and their representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and
(iii) furnish the Stockholders and Somerset and their representatives with such additional financial, operating, and other data and information as the other may reasonably request. With the prior consent of BLLE, which consent will not be unreasonably withheld, the Stockholders, Somerset, and their respective representatives, may communicate in connection with their examination of BLLE with any person having business dealings with BLLE. All of such access, investigation and communication by each party and its representatives will be conducted after reasonable advance notice and in a manner designed not to interfere unduly with the normal business operations of BLLE.

         5.7 CONFIDENTIALITY. Between the date of this Agreement and for a period of two years following the Closing Date, the Stockholders, Somerset, and BLLE will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Somerset and BLLE to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence ("Confidential Information") from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement, (c) the furnishing or use of such information is required by legal proceedings provided that the party making disclosure provides reasonable advance notice to the other party, or (d) the furnishing of such information is to professional advisors under a duty of confidentiality, as necessary to consummate the transactions contemplated by this Agreement. The Stockholders, Somerset and BLLE agree that the Confidential Information will be used solely for the purposes of evaluating the other parties hereto in connection with the transactions contemplated in connection with this Agreement and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Agreement. In the event that this Agreement is terminated, then each of the parties agrees to promptly return any Confidential Information belonging to the other party.

         5.8 PUBLIC ANNOUNCEMENTS. The Stockholders and BLLE agree that they will not make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

         5.9 NOTIFICATION. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Disclosure Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

         5.10 CONDUCT OF SOMERSET PRIOR TO CLOSING. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, the Stockholders and Somerset agree that Somerset and each of its Subsidiaries will
(i) conduct its business only in a normal and ordinary course and in substantially the same manner as historically conducted,
(ii) use its best efforts to preserve intact the business organization and goodwill of Somerset and each of its Subsidiaries and maintain the relationships of persons having business relationship with Somerset, (iii) make no change in its Board of Directors or senior management without the approval of BLLE, (iv) keep BLLE advised of developments in its business and of any significant decisions concerning the operation of its business, (v) not issue any additional shares of Somerset Stock or any other class of stock, securities convertible into common stock or any other class of common stock, or issue or grant any option, warrants or rights concerning the same, for consideration or otherwise or issue any other securities however denominated, (vi) not enter into or make any change to any material agreement or incur any material liabilities without BLLE's consent, (vii) not pay any bonuses or increases in compensation to any director, officer or (except in the ordinary course of business) any employee, and (viii) not incur any liability, obligation or indebtedness other than trade payables in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Somerset (including the Working Capital Loan), without BLLE's consent; or (ix) not dispose of or contract to dispose of any property or assets of Somerset except in the ordinary course of business consistent with past practice.

         5.11 NON-COMPETITION. As a material inducement to BLLE's entering into this Agreement and its acquisition of Somerset, the Stockholders jointly and severally agree that for a period of eighteen months following the Closing Date, without the prior written consent of BLLE, none of the Stockholders will, as a principal, agent, or employee, or through any person, company, partnership, association or other entity:

                (a) Employ, engage or seek to employ or engage any person who is employed or engaged by Somerset or BLLE; or

                (b) Cause or attempt to cause any supplier, customer, client, employee, consultant, officer, director or person having a business relationship with Somerset or BLLE to terminate or materially reduce its relationship with either Somerset or BLLE.

                (c) participate or engage in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended) or assist, financially or otherwise any person who participates or who is engaged in, any business, wherever located, that competes with the business or activities of Somerset or its Subsidiaries, including but not limited to the activities of investment advising, investment banking, selling of securities or other equity instruments, and other usual and customary broker/dealer activities or any activities actively planned by Somerset.

The parties recognize that the law and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.11. It is the intention of the parties that the provisions of this Section 5.11 be enforced to the fullest extent permissible under the law and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this section will not render unenforceable, or impair, the remainder of the provisions of this section. The parties further agree that any remedy at law for any violation of the provisions of this section would be inadequate, and the Stockholders hereby consent to the granting by any court of an injunction or other equitable relief without the necessity of actual monetary loss being provided, in order that the breach or threatened breach of such provisions may be effectively restrained. Notwithstanding the forgoing, in the event that Douglas Toth, Nicholas Thompson, or William Schloth terminates his respective Employment Agreement for "Good Reason", or his Employment Agreement is terminated by BLLE "Without Cause" (as those terms are defined in the respective Employment Agreement), the restrictions contained in Section 15.11(c) will be deemed void and of no further force or effect for the Stockholder so terminated. Notwithstanding the forgoing, nothing in this
Section 15.11 will be interpreted to restrict the right of MFC to (i) conduct its business as currently conducted as of the date of this Agreement, or (ii) expand its operations outside of the United States within the scope of its currently conducted business.

         5.12 EMPLOYMENT AGREEMENTS. The Stockholders, Somerset, and BLLE agree to cooperate in the transition of Somerset's employees from their employment with Somerset to BLLE, and to in good faith cooperate in order to secure those contracts reasonably necessary for the continuing business operation of Somerset, which contracts will include, among other things, employment agreements with those executives and employees reasonably identified by BLLE at or prior to Closing.

         5.13 CLASSIFIED BOARD OF DIRECTORS; COMPOSITION OF BOARD; STOCK OPTION PLAN. The parties desire to implement a classified board of directors for BLLE after Closing, and have agreed to effect certain interim steps toward the approval of a classified board. Prior to the Closing Date, BLLE's Board of Directors will appoint certain director nominees such that the board will consist of seven members (the "Post-Closing Directors"). The Post-Closing Directors will consist of: three persons nominated by the Stockholders; two persons nominated by the investor in the Financing, ValorInvest Ltd.; and, two persons nominated pursuant to the mutual agreement of the Stockholders and ValorInvest Ltd. to serve as independent directors. As of the date of this Agreement, the Stockholders have nominated Douglas Toth, Nicholas Thompson, and James M. Carter to serve as Post-Closing Directors. The parties have identified the independent directors to be Dennis C. Josifovich and John M. Musacchio.

         5.14 CLOSING DATE RESOLUTIONS. BLLE and Somerset mutually agree to prepare written consent resolutions to be executed and adopted by the Post-Closing Directors as of the Closing Date (the "Closing Date Resolutions") in order to, among other things:

                 (a) subject to shareholder approval at the Post-Closing Annual Meeting (defined in Section 5.15), adopt a classified board of directors for BLLE, establishing staggered terms for each class of directors, pursuant to which the Post-Closing Directors nominated by the Stockholders will serve for a term of three years each, the Post-Closing Directors nominated by ValorInvest Ltd. will serve for a term of two years each, and those Post-Closing Directors nominated as independent directors will serve for a term of one year each;

                 (b) authorize the issuance of those Units sold by BLLE pursuant to the Financing;

                 (c) implement certain committees of the Post-Closing Directors, including an audit committee and compensation committee to be made up of at least one Post-Closing Director nominated by the Stockholders, and one Post-Closing Director nominated by ValorInvest Ltd.;

                 (d)  appoint officers to serve on behalf of BLLE; and

                 (e) authorize the establishment of corporate bank accounts and appoint authorized signatories for such accounts.

         Each of the parties agrees to direct those Post-Closing Directors which it nominated to execute and approve the Closing Date Resolutions.

         5.15 ANNUAL MEETING; AMENDED CERTIFICATE OF INCORPORATION. BLLE agrees to call an annual meeting of its shareholders ("Post-Closing Annual Meeting") to be held on or before May 31, 2000, subject to adjournment and subject to any delays imposed by the SEC or otherwise outside the reasonable control of BLLE. At the Post-Closing Annual Meeting, the BLLE shareholders will be asked to approve: (i) the classified board of directors structure approved by the Post-Closing Directors; (ii) the election of the Post-Closing Directors as appointed by BLLE's Board of Directors; (iii) the stock option plans adopted by BLLE; (iv) an amended and restated certificate of incorporation of BLLE (the "Amended Certificate of Incorporation"); and (v) such other matters as the Post-Closing Directors deem appropriate. The Amended Certificate of Incorporation will be in a form approved by the Post-Closing Directors and will: (i) change the name of BLLE to "Somerset Financial International, Inc.", or some other name mutually agreeable to the parties; (ii) provide for the classified board of directors structure; (iii) include certain anti-takeover provisions appropriate for a public company; (iv) provide broader indemnification protections for the officers and directors of BLLE; and (v) contain such other provisions adopted by the Post-Closing Directors.

         5.16 STEERING COMMITTEE. The Stockholders and BLLE agree to form an ad hoc steering committee ("Steering Committee") consisting of (i) William
E. Schloth and (ii) James M. Carter or John M. Musacchio, who will serve, subject to the direction and discretion of the Stockholders and BLLE, in order to effectuate the transactions contemplated by this Agreement. The Steering Committee will advise the parties on the Financing, the obtaining of regulatory approval, and the facilitation of the other transactions contemplated by this Agreement. Upon the completion of Closing, the Steering Committee will automatically be dissolved.

                                   SECTION 6
                                  TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by:

                 (a)      mutual agreement of the Stockholders and BLLE;

                 (b) the Stockholders, if there has been a breach by BLLE of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of BLLE that is not cured, to the reasonable satisfaction of the Stockholders, within 10 business days after notice of such breach is given by the Stockholders (except that no cure period will be provided for a breach by BLLE that by its nature cannot be cured);

                 (c) BLLE, if there has been a breach by the Stockholders or Somerset of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Stockholders or Somerset that is not cured by the breaching party, to the reasonable satisfaction of BLLE, within 10 business days after notice of such breach is given by BLLE (except that no cure period will be provided for a breach by the Stockholders or Somerset that by its nature cannot be cured);

                 (d) the Stockholders or BLLE, upon notice to the other, if the transactions contemplated by this Agreement have not been consummated prior to December 18, 1999, unless the parties agree to extend such date; or

                 (e) the Stockholders or BLLE, upon notice to the other, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and non-appealable.

         6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement will be of no further force or effect; provided, however, that no termination of this Agreement will relieve any party of liability for any breach of this Agreement that is based on a wrongful refusal or failure to perform any obligations or for any covenant that by its nature survives termination of this Agreement.

                                   SECTION 7
                      INDEMNIFICATION; REMEDIES; SURVIVAL

         7.1 CERTAIN DEFINITIONS. For the purposes of this Section 7, the terms "Loss" and "Losses" means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys', accountants' and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by BLLE, the Stockholders, Somerset, or Somerset's Subsidiaries including damages for lost profits or lost business opportunities.

         7.2 AGREEMENT OF THE STOCKHOLDERS AND SOMERSET TO INDEMNIFY BLLE. Subject to the terms and conditions of this Section 7.2, the Stockholders and Somerset will jointly and severally indemnify, defend, and hold harmless BLLE, its officers, directors, shareholders, employees and affiliates from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by BLLE by reason of, resulting from, based upon or arising out of:

                 (a) the breach by the Stockholders or Somerset of any representation or warranty of the Stockholders or Somerset contained in or made pursuant to this Agreement, any Transaction Document or certificate or instrument delivered pursuant to this Agreement;

                 (b) the breach or partial breach by the Stockholders or Somerset of any covenant or agreement of the Stockholders or Somerset made in or pursuant to this Agreement, or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement; and

                 (c) the failure or refusal of the Stockholders or Somerset to defend any claim for which BLLE is indemnified pursuant to this
Section 7.2.

         7.3 AGREEMENT OF BLLE TO INDEMNIFY THE STOCKHOLDERS. Subject to the terms and conditions of this Section 7.3, BLLE will indemnify, defend, and hold harmless the Stockholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Stockholders by reason of, resulting from, based upon or arising out of:

                 (a) the breach by BLLE of any representation or warranty of BLLE contained in or made pursuant to this Agreement, any Transaction Document or certificate or instrument delivered pursuant to this Agreement;

                 (b) the breach or partial breach by BLLE of any covenant or agreement of BLLE made in or pursuant to this Agreement, or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement; and

                 (c) the failure or refusal of BLLE to defend any claim for which the Stockholders are indemnified pursuant to this Section 7.3.

         7.4 PROCEDURES FOR INDEMNIFICATION. As used herein, the term "Indemnitor" means the party against whom indemnity hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

                 (a) A claim for indemnification hereunder ("Indemnification Claim") must be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section 7.5), containing such other information as Indemnitee has concerning such Third Party Claim.

                 (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.5 hereof must be observed by Indemnitee and Indemnitor.

                 (c) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor will have 30 business days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object will constitute acceptance of the Indemnification Claim by Indemnitor and the Indemnification Claim will be paid in accordance with Section 7.4(d). If an objection is timely interposed by Indemnitor and the dispute is not resolved within 30 business days from the date Indemnitee receives such objection, such dispute may be resolved by arbitration in accordance with the rules and procedures of the American Arbitration Association.

                 (d) Upon a final determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award, Indemnitor will pay the amount of such finally determined Indemnification Claim within ten days of the date such amount is determined.

         7.5 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim will be subject to the following terms and conditions:

                 (a) Indemnitee must give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of actual notice thereof, and Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to Indemnitee. If Indemnitor undertakes the defense of such claim, Indemnitor will have the exclusive right to defend, contest and litigate the Third Party Claim, and the exclusive right, subject to the terms of Section 7.6 below, in its discretion, in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as its deems fair and reasonable; provided that at least 10 days prior written notice of the intended settlement must be provided to Indemnitee. If, however, Indemnitor fails or refuses to undertake the defense of such claim within 30 business days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee will have the right to undertake the defense, compromise and, subject to Section 7.7, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee will, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.4(a).

                 (b) Indemnitee and Indemnitor will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to Indemnitor, management employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

         7.6     SETTLEMENT OF THIRD PARTY CLAIMS.   In connection with any
settlement of a Third Party Claim negotiated by Indemnitor, Indemnitee will not be required to take any of the following actions:

                 (a) enter into any settlement that does not include the delivery by the claimant or plaintiff to Indemnitee of an unconditional release from all liability with respect to the Third Party Claim.

                 (b) enter into any settlement that requires Indemnitee to take any affirmative action as a condition of the settlement.

                 (c) consent to the entry of judgment that does not include a full dismissal of the litigation or proceedings against Indemnitee with prejudice.

         7.7     LIMITATIONS OF LIABILITY

                 (a) Neither the Stockholders nor Somerset will be deemed liable under Section 7.2 and BLLE will not be deemed liable under Section 7.3 until the aggregate amount of all indemnification claims under such section exceeds Twenty Thousand Dollars ($20,000.00).

                 (b)      No claims for indemnification under Sections 7.2 or
7.3 will be made after the third anniversary of the Closing Date; provided, however, that such time limit will not apply to any Tax claims.

         7.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES The representations, warranties and covenants made by the parties will survive the Closing for a period of three years from the Closing Date; provided, however, that representations and warranties relating to Taxes will survive for a period of five years after the Closing Date or until the expiration date of the statute of limitations applicable to such Tax liability or the final determination of any such tax liability, including the final administrative or judicial determination thereof, whichever occurs first. Upon the completion of Closing, the representations and warranties of Somerset will be null and void.


                                   SECTION 8
                            MISCELLANEOUS PROVISIONS

         8.1 APPOINTMENT OF STOCKHOLDERS REPRESENTATIVE. Any action or remedy of the Stockholders under this Agreement, including without limitation, a request for arbitration or indemnification, must be exercised jointly by the Stockholders. For the purposes of this Agreement, the Stockholders appoint Douglas Toth (or such other person as all of the Stockholders shall notify in writing) as the designated representative of the Stockholders, authorizing him to accept any notice for the Stockholders under Section 8.9 of this Agreement, and, with the exception of executing any of the Transaction Documents, to act on behalf of the Stockholders for all matters arising after the date of this Agreement.

         8.2 EFFECTIVENESS OF REPRESENTATIONS. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.

         8.3 ACKNOWLEDGMENT OF PLACEMENT AGENT AND DEPOSIT AGENT DESIGNATION. The Stockholders and BLLE acknowledge and agree that MFC Merchant Bank S.A. will act as the placement agent for the Financing pursuant to the Placement Agreement executed by BLLE and

MFC Merchant Bank S.A. on October 17, 1999. The Stockholders and BLLE further agree that MFC Merchant Bank S.A will act as the Deposit Agent for the Financing pursuant to the Investor Issuance Deposit Agreement executed on October 17, 1999.

         8.4 FURTHER ASSURANCES. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

         8.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

         8.6 EXPENSES. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

         8.7 ENTIRE AGREEMENT. This Agreement, the exhibits, schedules attached hereto and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. The Letter of Intent between ValorInvest Ltd, Somerset, and the Stockholders dated June 18, 1999 as well as any preceding correspondence or offers is expressly superseded and terminated by this Agreement.

         8.8 SEVERABILITY. It is the desire and intent of the parties that the provisions of the Transaction Documents be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of the Transaction Documents would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of the Transaction Documents or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly construed so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly construed, without invalidating the remaining provisions of the Transaction Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

         8.9 NOTICES. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, nationally-recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

         If to the Stockholders:           Mr. Douglas Toth
                                           c/o Somerset Financial Partners, Inc.
                                           349 Wall Street
                                           Princeton,  New Jersey
                                           Telephone:  (609) 430-1078
                                           Fax: (609) 430-1074

         With a copy (which will not constitute notice) to:

                                           MFC Bancorp Ltd.
                                           c/o Sangra Moller
                                           1900-700 West George Street
                                           Pacific Centre, PO Box 10345
                                           Vancouver, British Columbia V7Y 1G5
                                           Attention: Harjit Sangra
                                           Telephone: (604) 683-8286
                                           Fax: (604) 683-3205

         If to Somerset:                   Somerset Financial Partners, Inc.
                                           535 Connecticut Avenue, Suite 102
                                           Norwalk, Connecticut 06854
                                           Attention: William E. Schloth Director
                                           Telephone: (203) 838-5141
                                           Fax: (203) 838-5181

         With a copy (which will not constitute notice) to:

                                           MFC Bancorp Ltd.
                                           c/o Sangra Moller
                                           1900-700 West George Street
                                           Pacific Centre, PO Box 10345
                                           Vancouver, British Columbia V7Y 1G5
                                           Attention: Harjit Sangra
                                           Telephone: (604) 683-8286
                                           Fax: (604) 683-3205

         If to BLLE:                       Bullet Environmental Technologies, Inc.
                                           c/o Powell, Goldstein, Frazer & Murphy
                                           1001 Pennsylvania Avenue, N.W.
                                           Sixth Floor South
                                           Washington, D.C.  20004
                                           Attention: Susan J. Thomas, Esq.
                                           Telephone: (202) 624-7370
                                           Fax: (202) 624-7222

All such notices and other communications will be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following mailing.

         8.10 HEADINGS. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         8.11 BENEFITS. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

         8.12 ASSIGNMENT. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

         8.13 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

         8.14 ARBITRATION. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom that are not amicably resolved by the parties within a reasonable amount of time (each, a "Dispute") will be referred to and finally resolved by arbitration under the Rules of the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, except where those rules are supplemented or modified by the express terms of this section. The parties agree that binding arbitration is the exclusive remedy for resolving any Dispute. The Stockholders or BLLE may initiate arbitration by sending notice of their intention to arbitrate the Dispute to the other party, which notice must be accompanied by a brief setting forth the nature of the Dispute and the remedy sought, which brief may not exceed 25 typed pages (the "Arbitration Notice"). The party initiating arbitration must also file at the regional office of the AAA three copies of the Arbitration Notice and Brief and the arbitration provision of this Agreement together with the required filing fee. The named parties must file a responsive brief within 25 business days of receipt of the Arbitration Notice and Brief, which responsive brief may not exceed 25 typed pages. Any arbitration proceedings will be in Washington, D.C. If the parties are able to agree on one arbitrator within 15 days of the date the Arbitration Notice is filed with the AAA, the Dispute will be heard by that arbitrator. If the parties are unable to agree on one arbitrator, then an arbitrator will be selected from an impartial roster of arbitrators provided by the AAA in accordance with the AAA rules. There will be no discovery permitted by the parties in the arbitration proceedings provided that each party will be permitted to take one oral deposition of the other party or unless otherwise mutually agreed to by the parties. Each of the parties agrees to be bound by Rule 30(b)(6) of the Federal Rules of Civil Procedures "Deposition of an Organization," as amended from time to time or any successor rule. The arbitrator will issue a decision within 60 days of his or her appointment. The decision of the arbitrator must set forth in reasonable detail the reasoning supporting the decision of the arbitrator. The decision rendered by the arbitrator will be final and binding on the parties and judgment on the decision rendered by the arbitrator may be entered in any court having jurisdiction. Each party will pay its own costs and expenses related to the arbitration procedures. This agreement to arbitrate is specifically enforceable under the prevailing arbitration law and survives the termination of this Agreement.

         8.15 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Unless otherwise expressly provided, as used in this Agreement, the word "including" does not limit the preceding words.

         8.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.17 FAX EXECUTION. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

         8.18 SCHEDULES AND EXHIBITS. The following schedules and exhibits are attached to this Agreement and incorporated herein.

                 Disclosure Schedule 1.2           Somerset Stock Ownership
                 Disclosure Schedule 2.4           Capitalization of Somerset
                 Disclosure Schedule 2.5           Somerset Subsidiaries and Restrictions
                 Disclosure Schedule 2.7           Actions and Proceedings
                 Disclosure Schedule 2.8           Compliance
                 Disclosure Schedule 2.9           Filings, Consents, and Approvals
                 Disclosure Schedule 2.11          Somerset Financial Statements
                 Disclosure Schedule 2.12          Bank Accounts
                 Disclosure Schedule 2.13          Undisclosed Liabilities
                 Disclosure Schedule 2.15          Absence of Changes and Events
                 Disclosure Schedule 2.16          Personal Property
                 Disclosure Schedule 2.17          Related Entities
                 Disclosure Schedule 2.18          Insurance
                 Disclosure Schedule 2.19          Labor and Employment
                 Disclosure Schedule 2.20          Benefit Plans
                 Disclosure Schedule 2.21          Intellectual Property
                 Disclosure Schedule 2.22          Real Property
                 Disclosure Schedule 2.23          Material Contracts and Transactions
                 Disclosure Schedule 2.26          Residences of Stockholders

                 Exhibit A                 Employment Agreement - Form
                 Exhibit B                 Stock Restriction Agreement
                 Exhibit C                 Opinion of Counsel for Somerset
                 Exhibit D                 Opinion of Counsel for BLLE
                 Exhibit E                 Registration Rights Agreement

EXECUTED on November 15, 1999.

                          BLLE:

                                  BULLET ENVIRONMENTAL TECHNOLOGIES, INC.,
                                  A Delaware Corporation


                                  By:

                                           -------------------------------------
                                           G.W. Norman Wareham
                                           President

                          SOMERSET:

                                  SOMERSET FINANCIAL PARTNERS, INC.,
                                  A Connecticut Corporation


                                  By:
                                           -------------------------------------
                                           Douglas Toth,
                                           Managing Director

                          STOCKHOLDERS:


                                  -----------------------------------------
                                  DOUGLAS TOTH


                                  -----------------------------------------
                                  NICHOLAS THOMPSON


                                  -----------------------------------------
                                  WILLIAM E. SCHLOTH


                                  MFC BANCORP LTD


                                  By:      -------------------------------------
                                           Name:
                                           Title:
                                      -35-